Exhibit 10.34

La Quinta Corporation

2002 Stock Option and Incentive Plan
Restricted Stock Award Agreement

La Quinta Corporation
2002 Stock Option and Incentive Plan
Restricted Stock Award Agreement

     You have been selected to receive a grant of shares of restricted stock pursuant to the La Quinta Corporation 2002 Stock Option and Incentive Plan (the “Plan”), as specified below:

Participant:

Date of Grant:

Number of Paired Shares Granted:

Vesting Date: Date of Grant

Purchase Price: $.02 per Paired Share

Final Acceptance Date:

     THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of a number of shares of common stock of the Company, par value $0.01 per share, and an equal number of shares of Class B common stock of La Quinta Properties, Inc., par value $0.01 per share, which are paired and traded as one unit, as is indicated above (“Paired Shares”) by La Quinta Corporation, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

     The Plan provides a complete description of the terms and conditions governing this Award. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

     1. Acceptance of Award. The Participant shall have no rights with respect to this Award unless he or she shall have accepted this Award prior to the close of business on the Final Acceptance Date specified above by: (a) making payment to the Company by certified or bank check or other instrument acceptable to the Committee of the Purchase Price per Paired Share, if any, times the number of Paired Shares to be accepted, and (b) signing and delivering to the Company a copy of this Agreement. The Paired Shares subject to this Award are not subject to any risk of forfeiture, but are subject to restrictions on transfers as set forth in Section 3 below.

     2. Voting Rights and Dividends. The Participant shall have full voting rights with respect to the Award of Paired Shares and shall receive all dividends and other distributions paid with respect to such Paired Shares. However, if any such dividends or distributions are paid in Paired Shares, such Paired Shares shall be subject to the same restrictions on transferability as are the Paired Shares with respect to which they were paid.

     3. Restrictions on Transfer. The Participant may not transfer, other than by will or by the laws of descent and distribution, except as provided in Section 4 of this Agreement or in the Plan, the Paired Shares received until the earlier to occur of the following:

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     (a) Retirement or other termination of service as a director; or

     (b) Four (4) years from the Date of Grant.

Any attempt to transfer the Paired Shares by the Participant will not be honored.

     4. Change of Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control of the Company prior to the lapse of the restriction period set forth in Section 3 above, such restrictions on transfer shall lapse and the Paired Shares shall be freely transferable by the Participant, subject to any other restrictions on transfers imposed by the Company’s and La Quinta Properties, Inc.’s Certificate of Incorporation, Bylaws, and insider trading policies as in effect from time to time, or by applicable federal and state securities laws.

     5. Continuation of Service as Director. This Agreement shall not confer upon the Participant any right to continue service with the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s service at any time.

     6. Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number and class of Paired Shares subject to this Agreement may be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

     7. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Director of Human Resources of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

     8. Miscellaneous.

(a)	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions on transfers imposed by the Company’s and La Quinta Properties, Inc.’s Certificate of Incorporation, Bylaws, and insider trading policies as in effect from time to time, or under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

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(b)	The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant.

(c)	The Participant agrees to take all steps necessary to comply with all applicable provisions on transfers imposed by the Company’s and La Quinta Properties, Inc.’s Certificate of Incorporation, Bylaws, and insider trading policies as in effect from time to time, or federal and state securities laws with respect to his or her rights under this Agreement.

(d)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)	All obligations of the Company under the Plan and this Agreement, with respect to the Paired Shares, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(f)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware.

(g)	Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such addresses as one party may subsequently furnish to the other party in writing.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

LA QUINTA CORPORATION

By:

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     The foregoing Agreement is hereby accepted and the terms and conditions thereof are hereby agreed to by the Participant.

Participant

Participant’s name and address:

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